                                                                      EXHIBIT 20

                           WESTCORP AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                       CONSOLIDATED FINANCIAL STATEMENTS
                       AND REPORT OF INDEPENDENT AUDITORS

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-2
Consolidated Financial Statements:
Consolidated Statements of Financial Condition at December
  31, 2001 and 2000.........................................  F-3
Consolidated Statements of Income for the years ended
  December 31, 2001, 2000 and 1999..........................  F-4
Consolidated Statements of Changes in Shareholders' Equity
  for the years ended December 31, 2001, 2000 and 1999......  F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 2001, 2000 and 1999..........................  F-6
Notes to Consolidated Financial Statements..................  F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Westcorp

     We have audited the accompanying consolidated statements of financial condition of Westcorp and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of Westcorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of Westcorp and subsidiaries at December 31, 2001 and 2000 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Los Angeles, California
January 22, 2002

                           WESTCORP AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2001           2000
                                                              -----------    ----------
                                                               (DOLLARS IN THOUSANDS)
ASSETS
Cash........................................................  $    68,607    $   61,543
Interest bearing deposits with other financial
  institutions..............................................          720           720
Other short-term investments................................       35,000        66,500
                                                              -----------    ----------
  Cash and due from banks...................................      104,327       128,763
Investment securities available for sale....................       10,511        10,734
Mortgage-backed securities available for sale...............    2,092,225     2,230,448
Loans receivable............................................    7,533,150     4,924,053
Allowance for credit losses.................................     (171,432)     (104,006)
                                                              -----------    ----------
  Loans receivable, net.....................................    7,361,718     4,820,047
Amounts due from trusts.....................................      136,131       357,051
Retained interest in securitized assets.....................       37,392       111,558
Premises and equipment, net.................................       79,258        83,991
Other assets................................................      250,835       125,318
                                                              -----------    ----------
          TOTAL ASSETS......................................  $10,072,397    $7,867,910
                                                              ===========    ==========

LIABILITIES
Deposits....................................................  $ 2,329,326    $2,478,487
Notes payable on automobile secured financing...............    5,886,227     3,473,377
Securities sold under agreements to repurchase..............      155,190       178,821
Federal Home Loan Bank advances.............................      543,417       409,570
Amounts held on behalf of trustee...........................      280,496       494,858
Subordinated debentures.....................................      147,714       189,962
Short-term borrowings.......................................       25,068        27,802
Other liabilities...........................................       85,994        71,221
                                                              -----------    ----------
          TOTAL LIABILITIES.................................    9,453,432     7,324,098
Minority interest...........................................       78,261        56,644

SHAREHOLDERS' EQUITY
Common stock (par value $1.00 per share; authorized
  45,000,000 shares; issued and outstanding 35,802,491
  shares in 2001 and 31,931,826 shares in 2000).............       35,802        31,932
Paid-in capital.............................................      301,955       246,889
Retained earnings...........................................      263,853       223,163
Accumulated other comprehensive loss, net of tax............      (60,906)      (14,816)
                                                              -----------    ----------
          TOTAL SHAREHOLDERS' EQUITY........................      540,704       487,168
                                                              -----------    ----------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $10,072,397    $7,867,910
                                                              ===========    ==========

          See accompanying notes to consolidated financial statements.

                           WESTCORP AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                      --------------------------------------------------
                                                           2001              2000              1999
                                                      --------------    --------------    --------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income:
  Loans, including fees.............................   $   821,113       $   439,336       $   195,373
  Mortgage-backed securities........................       133,539           128,231            87,631
  Investment securities.............................           433               535             1,607
  Other.............................................         7,542            15,719            13,005
                                                       -----------       -----------       -----------
          TOTAL INTEREST INCOME.....................       962,627           583,821           297,616
Interest expense:
  Deposits..........................................       114,831           133,610           106,067
  Notes payable on automobile secured financing.....       350,635           136,615            20,964
  Short-term borrowings and other...................        26,478            43,647            25,757
                                                       -----------       -----------       -----------
          TOTAL INTEREST EXPENSE....................       491,944           313,872           152,788
                                                       -----------       -----------       -----------
NET INTEREST INCOME.................................       470,683           269,949           144,828
Provision for credit losses.........................       196,977            82,133            38,400
                                                       -----------       -----------       -----------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT
  LOSSES............................................       273,706           187,816           106,428
Noninterest income:
  Automobile lending................................        62,758           158,701           188,706
  Mortgage banking..................................         1,495             6,852             6,040
  Investment and mortgage-backed securities gains...           541                               1,308
  Insurance income..................................         9,090             6,984             6,126
  Miscellaneous.....................................         4,999             5,106             7,826
                                                       -----------       -----------       -----------
          TOTAL NONINTEREST INCOME..................        78,883           177,643           210,006
Noninterest expenses:
  Salaries and associate benefits...................       142,322           131,677           130,103
  Credit and collections............................        27,707            21,150            21,833
  Data processing...................................        18,396            17,019            15,206
  Occupancy.........................................        14,615            12,495            12,751
  Telephone.........................................         6,187             5,868             6,660
  Miscellaneous.....................................        35,644            32,764            31,405
                                                       -----------       -----------       -----------
          TOTAL NONINTEREST EXPENSES................       244,871           220,973           217,958
                                                       -----------       -----------       -----------
INCOME BEFORE INCOME TAX............................       107,718           144,486            98,476
Income tax..........................................        41,675            58,132            41,460
                                                       -----------       -----------       -----------
INCOME BEFORE MINORITY INTEREST.....................        66,043            86,354            57,016
Minority interest in earnings of subsidiaries.......        10,369            11,852             6,522
                                                       -----------       -----------       -----------
INCOME BEFORE EXTRAORDINARY ITEM....................        55,674            74,502            50,494
Extraordinary gain from early extinguishment of debt
  (net of income tax of $11, $175, and $1,546,
  respectively).....................................            16               241             2,132
                                                       -----------       -----------       -----------
NET INCOME..........................................   $    55,690       $    74,743       $    52,626
                                                       ===========       ===========       ===========
Net income per common share -- basic:
  Income before extraordinary item..................   $      1.62       $      2.53       $      1.91
  Extraordinary item................................          0.00              0.01              0.08
                                                       -----------       -----------       -----------
  Net income........................................   $      1.62       $      2.54       $      1.99
                                                       ===========       ===========       ===========
Net income per common share -- diluted:
  Income before extraordinary item..................   $      1.61       $      2.52       $      1.91
  Extraordinary item................................          0.00              0.01              0.08
                                                       -----------       -----------       -----------
  Net income........................................   $      1.61       $      2.53       $      1.99
                                                       ===========       ===========       ===========
Weighted average number of common shares
  outstanding:
  Basic.............................................    34,277,856        29,494,497        26,503,796
                                                       ===========       ===========       ===========
  Diluted...........................................    34,485,127        29,525,677        26,505,128
                                                       ===========       ===========       ===========

          See accompanying notes to consolidated financial statements.

                           WESTCORP AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                        ACCUMULATED
                                                                                           OTHER
                                                                                       COMPREHENSIVE
                                                       COMMON    PAID-IN    RETAINED   INCOME (LOSS),
                                            SHARES      STOCK    CAPITAL    EARNINGS     NET OF TAX      TOTAL
                                          ----------   -------   --------   --------   --------------   --------
                                                       (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Balance at January 1, 1999..............  26,474,814   $26,475   $188,739   $110,138      $  3,693      $329,045
  Net income............................                                      52,626                      52,626
  Unrealized losses on securities
    available for sale and retained
    interest in securitized assets, net
    of tax(1)...........................                                                   (24,312)      (24,312)
  Reclassification adjustment for gains
    on securities available for sale
    included in net income(2)...........                                                      (862)         (862)
                                                                                                        --------
  Comprehensive income..................                                                                  27,452
  Issuance of common stock..............     122,530       122        929                                  1,051
  Cash dividends........................                                      (5,299)                     (5,299)
  Purchase of subsidiary stock..........                              469                                    469
                                          ----------   -------   --------   --------      --------      --------
Balance at December 31, 1999............  26,597,344    26,597    190,137    157,465       (21,481)      352,718
  Net income............................                                      74,743                      74,743
  Unrealized gains on securities
    available for sale and retained
    interest in securitized assets, net
    of tax(1)...........................                                                     6,665         6,665
                                                                                                        --------
  Comprehensive income..................                                                                  81,408
  Issuance of common stock..............   5,334,482     5,335     50,349                                 55,684
  Issuance of subsidiary common stock...                            6,403                                  6,403
  Cash dividends........................                                      (9,045)                     (9,045)
                                          ----------   -------   --------   --------      --------      --------
Balance at December 31, 2000............  31,931,826    31,932    246,889    223,163       (14,816)      487,168
  Net income............................                                      55,690                      55,690
  Unrealized gains on securities
    available for sale and retained
    interest in securitized assets, net
    of tax(1)...........................                                                    12,309        12,309
  Unrealized hedge losses on cash flow
    hedges, net of tax(3)...............                                                   (75,048)      (75,048)
  Reclassification adjustment for losses
    on securities available for sale
    included in net income(2)...........                                                     1,050         1,050
  Reclassification adjustment for losses
    on cash flow hedges included in
    income(4)...........................                                                    15,599        15,599
                                                                                                        --------
  Comprehensive income..................                                                                   9,600
  Issuance of subsidiary common stock...                           (3,205)                                (3,205)
  Issuance of common stock..............   3,870,665     3,870     58,271                                 62,141
  Cash dividends........................                                     (15,000)                    (15,000)
                                          ----------   -------   --------   --------      --------      --------
Balance at December 31, 2001............  35,802,491   $35,802   $301,955   $263,853      $(60,906)     $540,704
                                          ==========   =======   ========   ========      ========      ========

---------------
(1) The pre-tax amount of unrealized gains and losses on securities available for sale and retained interest in securitized assets was $20.9 million for the year ended December 31, 2001 compared with $11.3 million and $40.4 million for the years ended December 31, 2000 and 1999.

(2) The pre-tax amount of unrealized gains and losses on securities available for sale reclassified into earnings was $1.8 million and $1.5 million for the years ended December 31, 2001 and 1999.

(3) The pre-tax amount of unrealized losses on cash flow hedges was $127 million for the year ended December 31, 2001.

(4) The pre-tax amount of unrealized losses on cash flow hedges reclassified into earnings was $26.4 million for the year ended December 31, 2001.

          See accompanying notes to consolidated financial statements.

                           WESTCORP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 2001          2000          1999
                                                              -----------   -----------   -----------
                                                                      (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................  $    55,690   $    74,743   $    52,626
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Provision for credit losses...............................      196,977        82,133        38,400
  Depreciation and amortization.............................      113,837        41,899        19,562
  Amortization of retained interest in securitized assets...       75,545        75,958       111,752
Loans held for sale:
  Origination of loans......................................                               (3,655,583)
  Proceeds from contract securitizations....................                    660,000     2,500,000
  Participation paid to dealers.............................                                  (79,433)
  Proceeds from sale of mortgage loans......................        3,382         3,394       502,157
  Loan payments and payoffs.................................                                  700,052
(Increase) decrease in other assets.........................      (99,584)      (46,718)       18,817
Increase (decrease) in other liabilities....................       14,774        12,081        (6,215)
Other, net..................................................        6,310        11,490            62
                                                              -----------   -----------   -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................      366,931       914,980       202,197
INVESTING ACTIVITIES
Loans receivable:
  Origination of loans......................................   (5,184,915)   (4,531,581)     (214,401)
  Participation paid to dealers.............................     (120,194)     (100,300)       (4,003)
  Loan payments and payoffs.................................    2,495,987     1,153,538        41,058
Investment securities available for sale:
  Purchases.................................................       (2,917)       (2,194)         (244)
  Proceeds from sale........................................                                   75,470
  Proceeds from maturities..................................        3,157                          25
Mortgage-backed securities:
  Purchases.................................................   (1,233,390)     (960,876)     (844,300)
  Proceeds from sale........................................      507,839            17       109,726
  Payments received.........................................      881,537       168,433       238,515
Increase in retained interest in securitized assets.........                    (19,240)     (111,766)
Decrease (increase) in amounts due from trusts..............      220,920        81,971      (106,290)
Purchase of premises and equipment..........................       (9,993)      (11,608)      (24,529)
                                                              -----------   -----------   -----------
NET CASH USED IN INVESTING ACTIVITIES.......................   (2,441,969)   (4,221,840)     (840,739)
FINANCING ACTIVITIES
(Decrease) increase in deposits.............................     (194,310)      266,178        33,574
Decrease in securities sold under agreements to
  repurchase................................................      (24,931)      (70,854)      (15,969)
Proceeds from notes payable on automobile secured
  financing.................................................    3,519,112     3,867,220       500,000
Payments on notes payable on automobile secured financing...   (1,156,604)     (854,947)      (38,896)
(Decrease) increase in notes payable, net...................       (2,734)       19,320        (5,945)
(Decrease) increase in amounts held on behalf of trustee....     (214,361)     (192,416)      159,182
Increase in FHLB Advances...................................      133,847       168,826        79,890
Decrease in subordinated debentures.........................      (42,892)       (8,608)      (35,903)
Proceeds from issuance of common stock......................       62,142        55,684         1,519
Cash dividends..............................................      (15,000)       (9,045)       (5,299)
Proceeds from issuance of subsidiary common stock...........       13,973        22,900
Payments on cash flow hedges................................      (27,640)
                                                              -----------   -----------   -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES...................    2,050,602     3,264,258       672,153
                                                              -----------   -----------   -----------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS............      (24,436)      (42,602)       33,611
Cash and cash equivalents at beginning of year..............      128,763       171,365       137,754
                                                              -----------   -----------   -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $   104,327   $   128,763   $   171,365
                                                              ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for:
  Interest..................................................  $   484,821   $   286,306   $   152,987
  Income taxes..............................................       67,906        91,345        47,392
SUPPLEMENTAL DISCLOSURES OF NONCASH TRANSACTIONS:
Acquisition of real estate acquired through foreclosure.....        3,047         5,396         6,038

          See accompanying notes to consolidated financial statements.

                           WESTCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying consolidated financial statements include our accounts and the accounts of our wholly owned subsidiary, Western Financial Bank, also known as the Bank, and its majority owned subsidiary, WFS Financial Inc, also known as WFS. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform with the current year's presentation.

  Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Nature of Operations

     We are a financial services company that specializes primarily in automobile lending, which is funded by our community banking operations and our asset-backed securitization transactions. During 1999, we discontinued our mortgage banking operations and, therefore, we have only one reportable segment.

  Cash and Cash Equivalents

     Cash and cash equivalents include cash, interest bearing deposits with other financial institutions and other short-term investments, which have no material restrictions as to withdrawal or usage.

  Investment Securities and Mortgage-Backed Securities Available for Sale

     Investments and mortgage-backed securities, also known as MBS, are classified as available for sale and carried at fair value. Any change in the fair value is reported as accumulated other comprehensive income (loss), net of tax, on our Consolidated Statements of Financial Condition. Any decline in the fair value of the investments which is deemed to be other than temporary is charged against current earnings. The method used in determining the cost of investments sold is specific identification.

     Prior to January 1, 2001, we entered into or committed to interest rate caps and interest rate swaps as hedges against market value changes in designated portions of our MBS portfolio to manage interest rate risk exposure. These financial instruments were also recorded at fair value and included in the basis of the designated available for sale securities. The interest rate differential to be paid or received was accrued and included as part of interest income, thereby adjusting the overall yield on securities for which we hedged our exposure to interest rate risk. Unrealized gains and losses on these contracts were deferred and amortized into interest income over the shorter of the remaining life of the derivative instrument or the expected life of the associated asset. When the related MBS was sold, settled or terminated, the deferred gains or losses from these contracts were recognized in the Consolidated Statements of Income as a component of MBS gains and losses.

     Effective January 1, 2001, we redesignated these existing agreements from hedges on our MBS portfolio to cash flow hedges on future interest payments on deposits and securities sold under agreements to repurchase as a result of adopting Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, also known as SFAS No. 133. See further discussion under Derivative Financial Instruments.

                           WESTCORP AND SUBSIDIARIES

  Securitization Transactions

     Automobile contract asset-backed securitization transactions are treated as either sales or secured financings for accounting purposes depending upon the securitization structure. In September 2000, the Financial Accounting Standards Board, also known as the FASB, issued Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, also known as SFAS No. 140, to replace Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, also known as SFAS No. 125. SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it generally carries over most of SFAS No. 125's provisions without reconsideration. SFAS No. 140 defines the criteria used to evaluate securitization structures in determining the proper accounting treatment. These criteria pertain to whether or not the transferor has surrendered control over the transferred assets. If a securitization transaction meets all the criteria defined in SFAS No. 140, the transaction is required to be treated as a sale. If any one of the criteria is not met, the transaction is required to be treated as a secured financing. Since March 31, 2000, our securitization transactions included certain provisions which allow us to effectively maintain control over the transferred assets. As a result, these securitization transactions are required to be treated as secured financings. Our securitization transactions prior to March 31, 2000 did not give us this right and, therefore, we were required to treat such transactions as sales.

     For securitization transactions treated as sales, we recorded a non-cash gain equal to the present value of the estimated future cash flows on a cash out basis, net of the write-off of dealer participation and gains or losses on hedges. We determined whether or not we must record a servicing asset or liability by estimating future servicing revenues, including servicing fees, late charges, other ancillary income, and float benefit, less the actual cost to service the loans.

     In determining the fair value of our retained interest in securitized assets, also known as RISA, we evaluated the cost basis of automobile contracts relative to the fair value of such contracts and the fair value of the RISA recorded. The RISA was capitalized and amortized over the expected life of the underlying contracts. Net interest income and servicing fees earned on these contracts are recognized over the life of the securitization transactions as contractual servicing income, retained interest income and other fee income. The amortization of the RISA is calculated so as to recognize retained interest income on an effective yield basis. These amounts are reported as servicing income on our Consolidated Statements of Income.

     RISA is classified in a manner similar to available for sale securities and as such is marked to market each quarter. Market value changes are calculated by discounting estimated future cash flows using a current market discount rate. Any changes in the market value of the RISA are reported as accumulated other comprehensive income (loss), net of tax, on our Consolidated Statements of Financial Condition. On a quarterly basis, we evaluate the carrying value of the RISA in light of the actual performance of the underlying contracts and make adjustments to reduce the carrying value, if appropriate.

     For securitization transactions treated as secured financings, the contracts are retained on the balance sheet with the securities issued to finance the contracts recorded as notes payable on automobile secured financing. We record interest income on the securitized contracts and interest expense on the notes issued through the securitization transactions.

     The excess cash flows generated by securitized contracts are deposited into spread accounts in the name of the trustee under the terms of the securitization transactions. In addition, we advance additional monies to initially fund these spread accounts. For securitization transactions treated as sales, amounts due to us held in the spread accounts and servicing income earned by us for which we have not yet received repayment from the trust are reported as amounts due from trust on our Consolidated Statements of Financial Condition. These amounts are valued using the cash out method.

                           WESTCORP AND SUBSIDIARIES

     As servicer of these contracts, we hold and remit funds collected from the borrowers on behalf of the trustee pursuant to reinvestment contracts that we have entered into. For securitization transactions treated as sales, these amounts are reported as amounts held on behalf of trustee on our Consolidated Statements of Financial Condition.

  Allowance for Credit Losses

     The allowance for credit losses is maintained at a level that we believe is adequate to absorb probable losses in the on balance sheet loan portfolio that can be reasonably estimated. Our determination of the adequacy of the allowance is based on an evaluation of the portfolio, past credit loss experience, current economic conditions, volume, pending contract sales, growth and composition of the loan portfolio, and other relevant factors. The allowance is increased by provisions for credit losses charged against income.

  Nonaccrual Loans

     Nonaccrual loans are loans on which accrual of interest has been suspended. Interest is suspended on all real estate loans when, in our judgement, the interest will not be collectible in the normal course of business or when loans are 90 days or more past due or full collection of principal is not assured. When a loan is placed on nonaccrual, interest accrued is reversed against interest income. The accrual of interest income is suspended on all loans, except consumer loans. On these loans, interest continues to accrue until the loans are charged off, which occurs automatically after the loans are past due 120 days, except for accounts that are in Chapter 13 bankruptcy. At the time that a loan is charged off, all accrued interest is reversed. For those accounts that are in Chapter 13 bankruptcy and are contractually past due greater than 120 days, all accrued interest is reversed and income is recognized on a cash basis. As of December 31, 2001 and 2000, the amounts of accrued interest reversed were not material.

  Premises and Equipment

     Premises and equipment are recorded at cost less accumulated depreciation and amortization and are depreciated over their estimated useful lives principally using the straight-line method for financial reporting and accelerated methods for tax purposes. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter.

  Repossessed Assets

     All accounts for which collateral has been repossessed and the redemption period has expired are reclassified from loans receivable to repossessed assets at fair value with any adjustment recorded against the allowance for credit losses. Repossessed assets were included in other assets on the Consolidated Statements of Financial Condition and were not material.

  Nonperforming Assets

     Accounts that are in Chapter 13 bankruptcy and are contractually past due greater than 120 days are reclassified from loans receivable to nonperforming assets at fair value with any adjustment recorded against the allowance for credit losses. Nonperforming assets were included in other assets on the Consolidated Statements of Financial Condition and were not material.

  Real Estate Owned

     Real estate acquired through foreclosure is recorded at the lower of cost or fair value less estimated costs to sell. These values are periodically reviewed and write-downs are recorded, if appropriate. Costs of holding

                           WESTCORP AND SUBSIDIARIES
this real estate and related gains and losses on disposition are credited or charged to real estate operations as incurred.

     Real estate owned is carried net of an allowance for losses which is maintained at a level we believe to be adequate to absorb any probable losses in the portfolio that can be reasonably estimated. Our determination of the adequacy of the allowance is based on an evaluation of past credit loss experience, current economic conditions, selling costs and other relevant factors.

  Interest Income and Fee Income

     Interest income on real estate and certain consumer loans is earned using the effective yield method and classified on the Consolidated Statements of Financial Condition as part of other assets to the extent not collected. Certain automobile contracts use the sum of the month's digits method, which approximates the effective yield method.

     We defer loan origination and commitment fees and certain loan origination costs. The net amount is amortized as an adjustment to the related loans' yield over the contractual life of the related loans. Commitment fees based on a percentage of a customer's unused line of credit are recognized over the commitment period. Fees for other services are recorded as income when earned.

  Mortgage Banking Income

     Mortgage banking income consists primarily of gain on sale of mortgage loans and mortgage servicing rights and other mortgage servicing related fee income. Historically, we originated mortgage loans and sold the loans to investors on either a servicing rights retained or servicing rights released basis. When we sold a mortgage loan with servicing rights retained, we would record a gain related only to the sale of the loan. Conversely, when we sold a mortgage loan with servicing rights released, we would record a gain related to the value of the loan and the value of the servicing rights.

     Gain on sale of mortgage loans represented the difference between the allocated cost basis of loans sold and the proceeds from sale, which included the carrying value of capitalized servicing rights, also known as CSRs, created as a result of the sale. The carrying value of the CSRs represented an allocation of the cost basis of loans sold between the CSRs and the loans based upon their relative fair value at the date the loans were originated or purchased. The fair value of CSRs was calculated by estimating future servicing revenues, including servicing fees, late charges, other ancillary income, and float benefit, less the actual costs to service loans. The amortization of the CSRs was a component of mortgage banking income over the period of, and in proportion to, the expected repayment term of the underlying loans. CSRs were evaluated for impairment based on the excess of the carrying amount of the CSRs over their fair value.

  Insurance Commissions

     Commissions on insurance policies sold are recognized as income over the life of the policies.

  Insurance Premiums

     Premiums for life and accident/health insurance policies are recognized as income over the term of the insurance contract.

  Income Taxes

     We file consolidated federal and state tax returns with all of our subsidiaries except for Westhrift, which files a separate state tax return.

                           WESTCORP AND SUBSIDIARIES

  Fair Values of Financial Instruments

     Fair value information about financial instruments is reported using quoted market prices for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and in many cases, could not be realized in immediate settlement of the instruments. Fair values for certain financial instruments and all non-financial instruments are not required to be disclosed. Accordingly, the aggregate fair value amounts presented do not represent our underlying value.

     We use the following methods and assumptions in estimating our fair value disclosures for financial instruments:

          Cash and cash equivalents and other short-term investments: The carrying amounts reported in the Consolidated Statements of Financial Condition for cash and short-term instruments approximate those assets' fair values.

          Investment securities and MBS: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

          Loans receivable (including held for sale): The fair values for loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

          Retained interest in securitized assets: RISA is carried at fair value. The fair value is determined by discounting estimated cash flows using a current market discount rate.

          Interest rate swaps, interest rate caps, forward agreements and Euro dollar swap agreements: The fair value is estimated by obtaining market quotes from brokers.

          Loan commitments (including fixed and variable): The fair values of loan commitments are based on quoted market prices of similar loans sold in the secondary market.

          Deposits: The fair values disclosed for demand deposit accounts, passbook accounts, certificate accounts, brokered certificate accounts and certain types of money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated expected monthly maturities on time deposits.

          Securities sold under agreements to repurchase, notes payable on automobile secured financing, Federal Home Loan Bank advances, and subordinated debentures: The fair value is estimated by using discounted cash flow analyses based on our current incremental borrowing rates for similar types of borrowing arrangements.

          Short-term borrowings: The carrying amounts reported in the Consolidated Statements of Financial Condition approximate their fair values.

          Amounts held on behalf of trustee: The carrying amounts reported in the Consolidated Statements of Financial Condition approximate their fair value.

                           WESTCORP AND SUBSIDIARIES

  Derivative Financial Instruments

     Effective January 1, 2001, we adopted SFAS No. 133, which requires all derivatives to be recognized on the balance sheet at fair value. Changes in the fair value of derivatives that are hedges will be either offset against the change in fair value of the hedged assets, liabilities or firm commitments directly through income or recognized through accumulated other comprehensive income (loss) on the balance sheet until the hedged items are recognized in earnings, depending on the nature of the hedges. The ineffective portion of a derivative's change in fair value for a cash flow hedge will be recognized in accumulated other comprehensive income (loss) on the balance sheet if the hedge is less than 100% effective or in earnings if the hedge is greater than 100% effective. We employ regression analysis and discounted cash flow analysis to test the effectiveness of our hedges on a quarterly basis. All of our hedge instruments qualify as cash flow hedges under SFAS No. 133.

     The contracts originated and held by us are fixed rate and, accordingly, we have exposure to changes in interest rates. To protect against potential changes in interest rates affecting interest payments on future securitization transactions, we enter into various hedge agreements. We enter into Euro-dollar swap agreements and forward agreements in order to hedge our future interest payments on our notes payable on automobile secured financing. The market value of these hedge agreements responds inversely to changes in interest rates. Because of this inverse relationship, we can effectively lock in a gross interest rate spread at the time of entering into the hedge transaction. Gains and losses on these agreements are recorded in accumulated other comprehensive income (loss). Any ineffective portion is recognized in interest expense during that period if the hedge is greater than 100% effective. Upon completion of the securitization transaction, the gains or losses are recognized in full as an adjustment to the gain or loss on the sale of the contracts if the securitization transaction is treated as a sale or amortized on a level yield basis over the duration of the notes issued if the transaction is treated as a secured financing. These hedge instruments are settled daily, and therefore, there are no related financial instruments recorded on the Consolidated Statements of Financial Condition. Credit risk related to these hedge instruments is minimal.

     As we issued certain variable rate notes payable in 2001, we also entered into interest rate swap agreements in order to hedge our variable interest rate exposure on future interest payments. The fair value of the interest rate swap agreements is included in notes payable on automobile secured financing, and any change in the fair value is reported as accumulated other comprehensive income
(loss), net of tax, on our Consolidated Statements of Financial Condition. Any ineffective portion is recorded in interest expense during that period if the hedge is greater than 100% effective. Related interest income or expense is settled on a quarterly basis and recognized as an adjustment to interest expense in our Consolidated Statements of Income.

     Historically, to protect against market value changes on our MBS portfolio, we entered into various hedge agreements. As part of the adoption of SFAS No. 133, we redesignated these existing agreements from hedges on our MBS portfolio to cash flow hedges that will protect against potential changes in interest rates affecting interest payments on future deposits gathered by us and future securities sold under agreements to repurchase. The fair value of the interest rate swap agreements is included in deposits and securities sold under agreements to repurchase, respectively, and any change in the fair value is reported as accumulated other comprehensive income (loss), net of tax, on our Consolidated Statements of Financial Condition. Related interest income or expense is settled on a quarterly basis and is recorded in accumulated other comprehensive income (loss) and reclassified into earnings in the period during which cash flows on the hedged items affect income. In conjunction with this redesignation on January 1, 2001, we recorded a transition adjustment to earnings for the $33.7 million unrealized loss on these derivatives offset by an equal amount of unrealized gain on our MBS portfolio.

     As part of the adoption of SFAS No. 133, we recorded a cumulative effect adjustment to accumulated other comprehensive income (loss) of $4.8 million, net of tax, which represents the deferred loss on our Euro-

                           WESTCORP AND SUBSIDIARIES
dollar swap agreements outstanding at January 1, 2001. Of the $4.8 million, $1.8 million was reclassified into earnings during 2001.

  Accounting Pronouncements

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 141, Accounting for Business Combinations, also known as SFAS No. 141, and Statement of Financial Accounting Standards No. 142, Accounting for Goodwill and Intangible Assets, also known as SFAS No. 142. Under SFAS No. 141 and SFAS No. 142, companies may no longer use the pooling-of-interest accounting method for business combinations or account for mergers on their financial statements under the traditional purchase method, which required companies to amortize goodwill assets over a specific time period. Instead purchased goodwill will remain on the balance sheet as an asset subject to impairment reviews. SFAS No. 141 does not have a material effect on our earnings or financial position, and SFAS No. 142 is not expected to have a material effect on our earnings or financial position.

     In July 2001, the FASB issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, also known as SFAS No. 143, in which retirement obligations would be recorded as a liability using the present value of the estimated cash flows and a corresponding amount would be capitalized as part of the asset's carrying amount. The capitalized asset retirement cost would be amortized to expense over the asset's useful life using a systematic and rational allocation method. The estimate of the asset retirement obligation will change and have to be revised over time. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. If applicable, an accounting change to adopt the standard would be made as of the beginning of the company's fiscal year. We do not expect SFAS No. 143 to have a material effect on our earnings or financial position.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, also known as SFAS No. 144, to supercede Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, also known as SFAS No. 121. The basic recognition and measurement model for assets held for use and held for sale under SFAS No. 121 has been retained, however SFAS No. 144 removes goodwill from the scope as goodwill is now subject to the provisions of SFAS No. 141 and SFAS No. 142. SFAS No. 144 provides guidance on differentiating between assets held and used, held for sale, and held for disposal other than by sale. Assets held for sale/disposal must be stated at the lower of the assets' carrying amounts or fair values and depreciation would no longer be recognized. Assets to be disposed of by sale would be classified as held for sale when management, having the authority to approve the action, commits to a plan to sell the assets meeting several strict criteria. The three-step approach for recognizing and measuring impairment of assets to be held and used under SFAS No. 121 remains applicable. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and for interim periods within those fiscal years. We do not expect SFAS 144 to have a material effect on our earnings or financial position.

NOTE 2 -- INVESTMENT SECURITIES AVAILABLE FOR SALE

     Investment securities available for sale consisted of the following:

                                                               DECEMBER 31, 2001
                                                 ---------------------------------------------
                                                               GROSS        GROSS
                                                 AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                                   COST         GAIN         LOSS       VALUE
                                                 ---------   ----------   ----------   -------
                                                            (DOLLARS IN THOUSANDS)
Obligations of states and political
  subdivisions.................................   $ 1,508       $41                    $ 1,549
Owner trust certificates.......................     4,668                                4,668
Other..........................................     4,294                                4,294
                                                  -------       ---                    -------
                                                  $10,470       $41                    $10,511
                                                  =======       ===                    =======

                           WESTCORP AND SUBSIDIARIES

                                                               DECEMBER 31, 2000
                                                 ---------------------------------------------
                                                               GROSS        GROSS
                                                 AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                                   COST         GAIN         LOSS       VALUE
                                                 ---------   ----------   ----------   -------
                                                            (DOLLARS IN THOUSANDS)
Obligations of states and political
  subdivisions.................................   $ 1,509       $24                    $ 1,533
Owner trust certificates.......................     6,517                                6,517
Other..........................................     2,684                                2,684
                                                  -------       ---                    -------
                                                  $10,710       $24                    $10,734
                                                  =======       ===                    =======

     At December 31, 2001, the stated maturities of our investment securities available for sale were as follows:

                                                              ONE YEAR            FIVE YEARS
                                      UP TO ONE YEAR       TO FIVE YEARS         TO TEN YEARS
                                    ------------------   ------------------   ------------------
                                    AMORTIZED    FAIR    AMORTIZED    FAIR    AMORTIZED    FAIR
                                      COST      VALUE      COST      VALUE      COST      VALUE
                                    ---------   ------   ---------   ------   ---------   ------
                                                       (DOLLARS IN THOUSANDS)
Obligations of states and
  political subdivisions..........                        $  485     $  492    $1,023     $1,057
Owner trust certificates..........                         4,143      4,143       525        525
Other.............................   $4,294     $4,294
                                     ------     ------    ------     ------    ------     ------
                                     $4,294     $4,294    $4,628     $4,635    $1,548     $1,582
                                     ======     ======    ======     ======    ======     ======

     Proceeds from sales of investment securities available for sale for the years ended December 31, 2001, 2000 and 1999 were as follows:

                                                          FOR THE YEAR ENDED DECEMBER 31,
                                                          --------------------------------
                                                            2001        2000        1999
                                                          ---------   ---------   --------
                                                               (DOLLARS IN THOUSANDS)
Proceeds from sales of investment securities available
  for sale..............................................                          $75,470
Gross realized gains....................................                              888
Gross realized losses...................................                              (11)

NOTE 3 -- MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

     MBS available for sale consisted of the following:

                                                             DECEMBER 31, 2001
                                             -------------------------------------------------
                                                            GROSS        GROSS
                                             AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                COST        GAINS        LOSSES       VALUE
                                             ----------   ----------   ----------   ----------
                                                          (DOLLARS IN THOUSANDS)
GNMA certificates..........................  $2,040,110    $12,527      $16,268     $2,036,369
FNMA participation certificates............      51,353        541                      51,894
FHLMC participation certificates...........       1,679         13                       1,692
Other......................................       2,270                                  2,270
                                             ----------    -------      -------     ----------
                                             $2,095,412    $13,081      $16,268     $2,092,225
                                             ==========    =======      =======     ==========

                           WESTCORP AND SUBSIDIARIES

                                                             DECEMBER 31, 2000
                                             -------------------------------------------------
                                                            GROSS        GROSS
                                             AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                COST        GAINS        LOSSES       VALUE
                                             ----------   ----------   ----------   ----------
                                                          (DOLLARS IN THOUSANDS)
GNMA certificates..........................  $2,181,067    $17,533      $41,524     $2,157,076
FNMA participation certificates............      69,278          3          411         68,870
FHLMC participation certificates...........       1,948                      10          1,938
Other......................................       2,564                                  2,564
                                             ----------    -------      -------     ----------
                                             $2,254,857    $17,536      $41,945     $2,230,448
                                             ==========    =======      =======     ==========

     Proceeds from the sale of MBS available for sale for the years ended December 31, 2001, 2000 and 1999 were as follows:

                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                                2001       2000       1999
                                                             ----------   ------   ----------
                                                                  (DOLLARS IN THOUSANDS)
Proceeds from sales of MBS available for sale..............   $507,839      $17     $109,726
Gross realized gains.......................................      4,020                   885
Gross realized losses......................................     (3,479)                 (454)

     Our MBS available for sale portfolio had maturities of ten years or more at December 31, 2001 and 2000, although payments are generally received monthly throughout the life of these securities.

     We issued certain MBS that include recourse provisions. Subject to certain limitations, we are required, for the life of the loans, to repurchase the buyer's interest in individual loans on which foreclosure proceedings have been completed. Securities with recourse issued by us had a total outstanding balance of $63.6 million and $84.1 million at December 31, 2001 and 2000, respectively. The maximum remaining exposure under these recourse provisions was $42.1 million and $49.2 million at December 31, 2001 and 2000, respectively. We have pledged approximately $11.7 million of MBS as collateral under these recourse provisions at both December 31, 2001 and 2000.

     We have provided for probable losses which can be reasonably estimated that may occur as a result of our recourse obligations. The amount reserved for probable losses on recourse obligations totaled $0.8 million at both December 31, 2001 and 2000. The amount of reserves held was determined based upon historical experience of losses on repurchased loans.

                           WESTCORP AND SUBSIDIARIES

NOTE 4 -- NET LOANS RECEIVABLE

     Net loans receivable consisted of the following:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 2001          2000
                                                              ----------    ----------
                                                               (DOLLARS IN THOUSANDS)
Real estate:
  Mortgage..................................................  $  361,115    $  498,963
  Construction..............................................      15,638        14,784
                                                              ----------    ----------
                                                                 376,753       513,747
Less: undisbursed loan proceeds.............................       3,298         6,316
                                                              ----------    ----------
                                                                 373,455       507,431
Consumer:
  Automobile contracts......................................   7,045,578     4,307,267
  Dealer participation, net of deferred contract fees.......     128,148        82,717
  Other.....................................................       8,826        13,456
  Unearned discounts........................................    (108,169)      (94,404)
                                                              ----------    ----------
                                                               7,074,383     4,309,036
Commercial..................................................      85,312       107,586
                                                              ----------    ----------
                                                               7,533,150     4,924,053
Allowance for credit losses.................................    (171,432)     (104,006)
                                                              ----------    ----------
                                                              $7,361,718    $4,820,047
                                                              ==========    ==========

     Loans managed by us totaled $8.6 billion and $7.5 billion as of December 31, 2001 and 2000, respectively. Of the $8.6 billion, $7.4 billion were owned by us and $1.2 were owned by securitization trusts. Of the $7.5 billion, $4.9 billion were owned by us and $2.6 billion were owned by securitization trusts.

     There were no impaired loans at December 31, 2001 and 2000. Average impaired loans were none and $2.0 million at December 31, 2001 and 2000.

NOTE 5 -- ALLOWANCE FOR CREDIT LOSSES

     Changes in the allowance for credit losses were as follows:

                                                     FOR THE YEAR ENDED DECEMBER 31,
                                                    ---------------------------------
                                                      2001         2000        1999
                                                    ---------    --------    --------
                                                         (DOLLARS IN THOUSANDS)
Balance at beginning of year......................  $ 104,006    $ 64,217    $ 37,660
Provision for credit losses.......................    196,977      82,133      38,400
Chargeoffs........................................   (163,902)    (57,126)    (21,282)
Writedown on nonperforming assets.................     (6,786)
Recoveries........................................     41,137      14,782       9,439
                                                    ---------    --------    --------
Balance at end of year............................  $ 171,432    $104,006    $ 64,217
                                                    =========    ========    ========

                           WESTCORP AND SUBSIDIARIES

NOTE 6 -- RETAINED INTEREST IN SECURITIZED ASSETS

     None of our securitization transactions in 2001 were treated as sales. Therefore, we did not record any retained interest in securitized assets in 2001. Selected original assumptions used to estimate cash flows for contracts securitized in 2000 and 1999 were as follows:

                                                             FOR THE THREE MONTHS ENDED
                                                 --------------------------------------------------
                                                 MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31
                                                 --------    -------    ------------    -----------
2000                                              2000-A
Cumulative net credit losses...................     6.1%
Average monthly ABS prepayment speed...........     1.5%
Discount rate..................................    10.8%
Weighted average remaining maturity (in
  months)......................................       61

1999                                              1999-A     1999-B        1999-C
Cumulative net credit losses...................     6.2%       6.1%          6.1%
Average monthly ABS prepayment speed...........     1.5%       1.5%          1.5%
Discount rate..................................     9.1%       9.7%         10.2%
Weighted average remaining maturity (in
  months)......................................       59         59            61

     At December 31, 2001, key economic assumptions and the sensitivity of the fair value of the RISA to immediate 10% and 20% adverse changes in assumed economics were as follows:

                                                                   DECEMBER 31,
                                                           ----------------------------
                                                              2001             2000
                                                           -----------      -----------
                                                              (DOLLARS IN THOUSANDS)
Fair value of the RISA...................................      $37,392         $111,558
Weighted average remaining maturity (in months)..........           33               41
Prepayment speed (monthly ABS)...........................          1.0%             1.5%
Fair value after 10% adverse change......................      $35,184         $107,843
Fair value after 20% adverse change......................      $34,266         $103,574
Cumulative net credit losses (pool life rate)............   6.1% - 7.0%      6.1% - 7.6%
Fair value after 10% adverse change......................      $32,928         $103,880
Fair value after 20% adverse change......................      $29,752          $95,925
Discount rate (annual rate)..............................  8.8% - 10.8%           10.16%
Fair value after 10% adverse change......................      $37,135         $110,963
Fair value after 20% adverse change......................      $36,880         $109,810

                           WESTCORP AND SUBSIDIARIES

     The following table presents the activity of the RISA:

                                                     FOR THE YEAR ENDED DECEMBER 31,
                                                    ---------------------------------
                                                      2001        2000        1999
                                                    --------    --------    ---------
                                                         (DOLLARS IN THOUSANDS)
Balance at beginning of period....................  $111,558    $167,277    $ 171,230
Additions.........................................                19,240      111,767
Amortization......................................   (75,546)    (75,958)    (111,752)
Change in unrealized gain/loss on RISA(1).........     1,380         999       (3,968)
                                                    --------    --------    ---------
Balance at end of period(2).......................  $ 37,392    $111,558    $ 167,277
                                                    ========    ========    =========

---------------
(1) The change in unrealized gain/loss on RISA represents temporary changes in valuation including changes in the discount rate based on the current interest rate environment. Such amounts will not be realized unless the RISA is sold. Changes in prepayment and credit loss assumptions for the RISA are other than temporary in nature and impact the value of the RISA. Such other than temporary differences are immediately recognized in income as a component of retained interest income.

(2) There are no restrictions on the RISA.

     The following table presents the estimated future undiscounted retained interest earnings to be received from securitizations:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 2001          2000
                                                              ----------    ----------
                                                               (DOLLARS IN THOUSANDS)
Estimated net undiscounted RISA earnings....................  $   87,358    $  235,270
Off balance sheet allowance for credit losses...............     (47,235)     (110,339)
Discount to present value...................................      (2,731)      (13,373)
                                                              ----------    ----------
Retained interest in securitized assets.....................  $   37,392    $  111,558
                                                              ==========    ==========
Outstanding balance of automobile contracts sold through
  securitizations...........................................  $1,215,058    $2,608,017
Off balance sheet allowance for credit losses as a percent
  of automobile contracts sold through securitizations......        3.89%         4.23%

     The following table summarizes certain cash flows received from and paid to securitization trusts on securitization transactions treated as sales:

                                                      FOR THE YEAR ENDED DECEMBER 31,
                                                     ---------------------------------
                                                      2001        2000         1999
                                                     -------    --------    ----------
                                                          (DOLLARS IN THOUSANDS)
Proceeds from new securitizations..................             $660,000    $2,500,000
Excess cash flows from trust.......................  $47,357     127,294       159,564
Servicing fees received............................   23,018      41,767        46,847
Servicing advances.................................   20,203      38,060        55,593
Repayments on servicing advances...................   23,893      49,531        63,940

     The balance of contracts 30 days or more delinquent included in such securitization trusts totaled $67.4 million and $110 million at December 31, 2001 and 2000, respectively. Net chargeoffs for these securitization trusts totaled $50.4 million, $75.5 million and $91.8 million for the years ended December 31, 2001, 2000 and 1999, respectively.

                           WESTCORP AND SUBSIDIARIES

NOTE 7 -- PREMISES AND EQUIPMENT

     Premises and equipment consisted of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Land........................................................  $ 16,275     $ 16,274
Buildings and improvements..................................    51,272       49,402
Computers and software......................................    44,519       40,631
Furniture and equipment.....................................    18,757       14,551
Other.......................................................     6,974        6,953
                                                              --------     --------
                                                               137,797      127,811
Less: accumulated depreciation..............................   (58,539)     (43,820)
                                                              --------     --------
                                                              $ 79,258     $ 83,991
                                                              ========     ========

NOTE 8 -- ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable consisted of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Interest on loans receivable................................   $53,354      $36,503
Interest on securities......................................    13,388       14,507
                                                               -------      -------
                                                               $66,742      $51,010
                                                               =======      =======

     Accrued interest receivable at December 31, 2001 and 2000 is included in other assets in the Consolidated Statements of Financial Condition.

NOTE 9 -- DEPOSITS

     Deposits consisted of the following:

                                                   WEIGHTED            DECEMBER 31,
                                                 AVERAGE RATE    ------------------------
                                                     2001           2001          2000
                                                 ------------    ----------    ----------
                                                          (DOLLARS IN THOUSANDS)
Noninterest bearing deposits...................       --         $  100,170    $   67,984
Demand deposit accounts........................      1.4%             1,124         8,229
Passbook accounts..............................      1.5             11,192        11,768
Money market deposit accounts..................      3.5            858,371       810,169
Brokered certificate accounts..................      4.8             56,302
Certificate accounts...........................      5.9          1,302,167     1,580,337
                                                                 ----------    ----------
                                                                 $2,329,326    $2,478,487
                                                                 ==========    ==========

     The aggregate amount of deposits in denominations greater than or equal to $100,000 was $426 million and $540 million at December 31, 2001 and 2000, respectively. Deposit amounts in excess of $100,000 are not federally insured.

                           WESTCORP AND SUBSIDIARIES

     Scheduled maturities of certificate accounts at December 31, 2001 were as follows:

                                                                WEIGHTED
                                                              AVERAGE RATE      AMOUNT
                                                              ------------    ----------
                                                                (DOLLARS IN THOUSANDS)
Six months or less..........................................      4.61%       $  458,776
More than six months through one year.......................      3.82           680,495
More than one year through three years......................      4.08           159,580
More than three years through ten years.....................      4.90             3,316
                                                                              ----------
                                                                              $1,302,167
                                                                              ==========

     Interest expense on deposits consisted of the following:

                                                     FOR THE YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       2001        2000        1999
                                                     --------    --------    --------
                                                          (DOLLARS IN THOUSANDS)
Demand deposit accounts............................  $     70    $    373    $    836
Passbook accounts..................................       169         296         380
Money market deposit accounts......................    28,648      42,160      22,745
Certificate accounts...............................    83,859      90,460      80,471
Brokered certificate accounts......................     2,085         321       1,635
                                                     --------    --------    --------
                                                     $114,831    $133,610    $106,067
                                                     ========    ========    ========

     Accrued interest payable on deposits at December 31, 2001 and 2000 was $7.0 million, including accrued interest payable on interest rate swap agreements, and $1.5 million, respectively, and is included in other liabilities in the Consolidated Statements of Financial Condition.

     The following table summarizes certificate accounts by interest rate within maturity categories at:

                                                             DECEMBER 31, 2001
                                       --------------------------------------------------------------
                                          2002        2003      2004      2005     2006      TOTAL
                                       ----------   --------   -------   ------   ------   ----------
                                                           (DOLLARS IN THOUSANDS)
   0% - 3.99%........................  $  377,482   $ 65,209   $ 2,660            $   12   $  445,363
4.00% - 5.99%........................     728,454     78,835    12,723   $1,555    1,749      823,316
6.00% - 7.99%........................      33,376        112                                   33,488
                                       ----------   --------   -------   ------   ------   ----------
                                       $1,139,312   $144,156   $15,383   $1,555   $1,761   $1,302,167
                                       ==========   ========   =======   ======   ======   ==========

                                                             DECEMBER 31, 2000
                                       --------------------------------------------------------------
                                          2001        2002      2003      2004     2005      TOTAL
                                       ----------   --------   -------   ------   ------   ----------
                                                           (DOLLARS IN THOUSANDS)
   0% - 3.99%........................  $    4,351   $      8   $    22                     $    4,381
4.00% - 5.99%........................     160,888     22,071     4,424   $  404   $1,624      189,411
6.00% - 7.99%........................   1,355,760     30,685       100                      1,386,545
                                       ----------   --------   -------   ------   ------   ----------
                                       $1,520,999   $ 52,764   $ 4,546   $  404   $1,624   $1,580,337
                                       ==========   ========   =======   ======   ======   ==========

NOTE 10 -- NOTES PAYABLE ON AUTOMOBILE SECURED FINANCING

     For the year ended December 31, 2001, we issued $4.2 billion of notes secured by automobile contracts, of which approximately $3.6 billion was through public transactions and $650 million was through a private placement. The private placement was through a conduit facility established in December 2001. We also established a $500 million conduit facility secured by automobile contracts in September 1999. At

                           WESTCORP AND SUBSIDIARIES

December 31, 2001, we had $650 million outstanding on the conduit facility compared to no amount and $461 million at December 31, 2000 and 1999, respectively.

     Interest payments on the public transactions are due quarterly, in arrears, based on the respective note's interest rate. Interest payments on the conduit facility are due monthly, in arrears, based on the respective note's interest rate. Interest expense on all notes payable on automobile secured financing, including interest payments under interest rate swap agreements, totaled $334 million for the year ended December 31, 2001, compared with $124 million and $11.9 million for the years ended December 31, 2000 and 1999, respectively.

     At December 31, 2001, the stated maturities of our notes payable on automobile secured financing and their weighted average interest rates, including the effect of interest rate swap agreements on variable rate notes payable, were as follows:

                                                            (DOLLARS       WEIGHED AVERAGE
                                                          IN THOUSANDS)     INTEREST RATE
                                                          -------------    ---------------
2002....................................................   $  710,859           2.29%
2003....................................................      143,861           6.81
2004....................................................    1,252,166           5.52
2005....................................................    1,574,141           6.04
2006....................................................      584,046           5.56
Thereafter..............................................    1,621,154           6.11
                                                           ----------           ----
                                                           $5,886,227           5.47%
                                                           ==========           ====

NOTE 11 -- SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Securities sold under agreements to repurchase are summarized as follows:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Balance at end of period....................................  $155,190     $178,821
Balance at end of period, including accrued interest........   155,274      179,185
Estimated fair value at end of period.......................   155,237      181,819
Average amount outstanding during the period................   155,387      449,778
Maximum amount outstanding at any given month-end during the
  period....................................................   177,698      798,271
Weighted average interest rate during the period............       4.5%         6.2%
Weighted average interest rate at end of period.............       1.9%         6.6%

     MBS available for sale sold under agreements to repurchase were delivered to dealers who arranged the transactions. The dealers may have sold, loaned, or otherwise disposed of such securities to other parties in the normal course of their operations, and have agreed to resell to us substantially identical securities at the maturities of the agreements. At December 31, 2001, we had $71.2 million and $80.0 million outstanding with our counterparties, Salomon Smith Barney and Nomura Securities Co., Ltd., respectively. At December 31, 2000, we had $147 million and $31.6 million outstanding with our counterparties, Merrill Lynch and Nomura Securities Co., Ltd., respectively. The agreements at December 31, 2001 and 2000 mature within 30 days. Average amounts are computed based upon daily ending balances.

NOTE 12 -- FEDERAL HOME LOAN BANK ADVANCES

     Advances from the FHLB are collateralized with eligible real estate loans and MBS. The FHLB advances were collateralized with mortgage loans totaling $304 million and $385 million at December 31,

                           WESTCORP AND SUBSIDIARIES

2001 and 2000, respectively, and MBS totaling $1.0 billion and $942 million at December 31, 2001 and 2000, respectively.

     Information as to interest rates and maturities on advances from the FHLB is as follows:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               2001           2000
                                                            -----------    -----------
                                                              (DOLLARS IN THOUSANDS)
Range of interest rates...................................  1.9% - 8.2%    5.9% - 8.2%
Weighted average interest rate............................         2.0%           6.5%
Year due:
  2001....................................................                 $   400,000
  2002....................................................  $   540,500          6,500
  Thereafter..............................................        2,917          3,070
                                                            -----------    -----------
                                                            $   543,417    $   409,570
                                                            ===========    ===========

     We had available credit with the FHLB of approximately $733 million and $831 million at December 31, 2001 and 2000, respectively.

NOTE 13 -- SHORT-TERM BORROWINGS

     We have a line of credit with a bank which has a maximum availability of $20.0 million and $30.0 million at December 31, 2001 and 2000. There was $20.0 million and $22.3 million outstanding at December 31, 2001 and 2000, respectively, and amounts due are included in short term borrowings in the Consolidated Statements of Financial Condition. The line of credit has an interest rate tied to either the Prime rate or the London Interbank Offer Rate, also known as LIBOR, based on our choice. The weighted average interest rate was 7.3%, 8.3%, and 6.8% for the years ended December 31, 2001, 2000, and 1999, respectively. Interest expense totaled $0.6 million, $1.3 million, and $0.3 million for the years ended December 31, 2001, 2000, and 1999, respectively.

NOTE 14 -- SUBORDINATED DEBENTURES

     Subordinated debentures consisted of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Subordinated debentures.....................................  $150,000     $192,540
Discount and issuance costs.................................     2,286        2,578
                                                              --------     --------
Net subordinated debentures.................................  $147,714     $189,962
                                                              ========     ========

     During the year, we redeemed the remaining balance of the subordinated debentures with an interest rate of 8.5% due in 2003. At December 31, 2001, there was one issuance remaining with an outstanding balance of $148 million and an interest rate of 8.875% due in 2007. It is redeemable at our option, in whole or in part, on or after August 1, 2004, at 100% of the principal amount being redeemed plus accrued interest as of the date of redemption. For regulatory purposes, the subordinated debentures are included as part of the Bank's supplementary capital, subject to certain limitations.

                           WESTCORP AND SUBSIDIARIES

NOTE 15 -- COMMITMENTS AND CONTINGENCIES

     Future minimum payments under noncancelable operating leases on premises and equipment with terms of one year or more were as follows:

                                                                DECEMBER 31, 2001
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
2002........................................................         $ 6,034
2003........................................................           5,819
2004........................................................           5,366
2005........................................................           4,210
2006........................................................           1,922
Thereafter..................................................           2,658
                                                                     -------
                                                                     $26,009
                                                                     =======

     In certain cases, these agreements include various renewal options and contingent rental agreements. Rental expense for premises and equipment totaled $6.9 million, $6.0 million and $6.1 million for the years ended December 31, 2001, 2000 and 1999, respectively.

     Our commercial and mortgage loan commitments and mortgage loans sold with recourse were as follows:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Commercial letters of credit and unused lines of credit
  provided..................................................  $147,077     $131,137
                                                              ========     ========
Commitments to fund commercial and mortgage loans
  Fixed rate loans..........................................  $ 21,089     $ 33,506
  Variable rate loans.......................................   119,808       90,007
                                                              --------     --------
                                                              $140,897     $123,513
                                                              ========     ========

Mortgage loans sold with recourse...........................  $ 42,136     $ 46,562
                                                              ========     ========

     At December 31, 2001, we had commitments to fund fixed rate loans at rates ranging from 3.06% to 10.50% with loan terms ranging from one month to 223 months.

     We have pledged certain assets relative to amounts held on behalf of trustee, including amounts related to securitization transactions treated as secured financing, as follows:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 2001          2000
                                                              ----------    ----------
                                                               (DOLLARS IN THOUSANDS)
FNMA participation certificates.............................  $   38,386    $   50,810
GNMA certificates...........................................     637,162       798,964
Automobile contracts........................................     440,615       316,924
Multifamily first mortgages.................................      29,906        34,881
                                                              ----------    ----------
                                                              $1,146,069    $1,201,579
                                                              ==========    ==========

     We or our subsidiaries are involved as a party in certain legal proceedings incidental to our business. We do not believe that the outcome of these proceedings will have a material effect upon our financial condition, results of operations and cash flows.

                           WESTCORP AND SUBSIDIARIES

NOTE 16 -- AUTOMOBILE LENDING INCOME

     Automobile lending income consisted of the following components:

                                                     FOR THE YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       2001        2000        1999
                                                     --------    --------    --------
                                                          (DOLLARS IN THOUSANDS)
Gain on sale of automobile contracts...............              $  7,719    $ 51,345
Retained interest (expense) income, net of RISA
  amortization.....................................  $(27,839)     51,429      47,812
Contractual servicing income.......................    23,018      41,767      46,847
Other fee income...................................    67,579      57,786      42,702
                                                     --------    --------    --------
Total automobile lending income....................  $ 62,758    $158,701    $188,706
                                                     ========    ========    ========

     According to the terms of each securitization transaction, contractual servicing income is earned at rates ranging from 1.0% to 1.25% per annum on the outstanding balance on contracts securitized. Other fee income consists primarily of documentation fees, late charges, deferment fees and other additional servicing fees.

NOTE 17 -- EMPLOYEE BENEFIT PLANS

     We have three employee benefit plans, which vary on the types of associates covered and the benefits received. These plans include the Westcorp Employee Stock Ownership and Salary Savings Plan, the Executive Deferral Plan, and the Long Term Incentive Plan.

     The Westcorp Employee Stock Ownership Plan, also known as the ESOP, covers essentially all associates who have completed six months of service, excluding contract or temporary employees. Contributions to the ESOP are discretionary and determined by the Board of Directors of Westcorp within limits set forth under the Employee Retirement Income Security Act of 1974. These contributions are allocated to the associate's account based upon years of service and annual compensation. All shares purchased by the ESOP are allocated to associates who participate in the ESOP. As of December 31, 2001, the plan held 2,043,872 shares of our common stock. All ESOP shares are considered outstanding for purposes of calculating our earnings per share. The Salary Savings Plan, also known as the 401(k) Plan, covers essentially all associates, excluding contract or temporary employees, who have completed three months of service. Contributions to the 401(k) Plan are guaranteed and based on a fixed percent of the associate's payroll deferral for the calendar year. Contributions to the ESOP and 401(k) Plan totaled $8.4 million, $8.0 million and $7.0 million in 2001, 2000, and 1999, respectively. Compensation expense related to the ESOP and 401(k) Plan totaled $4.8 million, $7.3 million and $3.4 million in 2001, 2000 and 1999, respectively.

     The Executive Deferral Plan, also known as the EDP, covers a select group of our management or highly compensated associates as determined by our Board of Directors. The EDP is designed to allow participants to defer a portion of their compensation on a pre-tax basis and earn tax-deferred interest on these deferrals. The EDP also provides for us to match portions of the amounts contributed by our associates at the discretion of our Board of Directors. For the year ended December 31, 2001, expense related to the EDP for us and our subsidiaries totaled $0.3 million compared with $0.5 million and $0.6 million for the years ended December 31, 2000 and 1999, respectively.

     The Long Term Incentive Plan, also known as the LTIP, covers certain key executive officers in which such officers will be entitled to receive a fixed incentive amount provided that our tangible net book value per common share as of December 31, 2004 equals or exceeds $28.08, as adjusted at our sole discretion, and the executive officer remains continuously employed by us or our subsidiaries through April 30, 2005. We expensed $0.9 million in 2001 and 2000 related to the LTIP.

                           WESTCORP AND SUBSIDIARIES

NOTE 18 -- STOCK OPTIONS

     In May 2001, we adopted the 2001 Westcorp Stock Option Plan, also known as the 2001 Plan, an incentive stock option plan for certain associates and directors. The 2001 Plan replaced the 1991 Stock Option Plan, also known as the 1991 Plan, that expired on April 15, 2001. Those who received options prior to the approval of the 2001 Plan are still subject to the 1991 Plan and may continue to exercise the remaining shares that are outstanding and exercisable, however, any and all shares reserved for the 1991 Plan are no longer available for future grants. As such, no further grants will be made under the expired 1991 Plan.

     Under the 2001 Plan, we reserved a total of 3,000,000 shares of common stock for future issuance. As of December 31, 2001, a total of 2,973,000 shares were available for future grants. The options may be exercised within seven years after the date of the grant. Additionally, the weighted average life of the options outstanding at December 31, 2001 was 4.82 years and the exercise prices ranged from $9.94 to $18.69 per share.

     Options outstanding and exercisable at December 31, 2001 were as follows:

                                 OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                  -------------------------------------------------   ------------------------------
   RANGE OF         NUMBER      WEIGHTED AVERAGE   WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
EXERCISE PRICES   OUTSTANDING    REMAINING LIFE     EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
---------------   -----------   ----------------   ----------------   -----------   ----------------
$9.00 - 10.00..        4,250          3.52              $ 9.94            2,250          $ 9.94
$12.00 - 13.00..     338,814          3.94               12.63          224,234           12.62
$13.00 - 14.00..     307,625          5.05               13.25           67,717           13.25
$15.00 - 16.00..       2,875          5.76               15.25              250           15.25
$17.00 - 18.00..     397,250          6.05               17.32
$18.00 - 19.00..      26,000          6.13               18.28            4,000           18.69
                   ---------          ----              ------          -------          ------
$9.00 - 19.00..    1,076,814          5.09              $14.67          298,451          $12.83
                   =========          ====              ======          =======          ======

     Stock option activity is summarized as follows:

                                                                        WEIGHTED AVERAGE
                                                            SHARES       EXERCISE PRICE
                                                           ---------    ----------------
Outstanding at January 1, 1999.........................      490,864         $11.73
  Granted..............................................      270,545          12.82
  Exercised............................................     (122,530)          8.58
  Cancelled............................................     (105,060)         12.98
                                                           ---------         ------
Outstanding at December 31, 1999.......................      533,819          12.76
  Granted..............................................      363,500          13.27
  Exercised............................................      (15,013)         12.10
  Cancelled............................................      (61,591)         12.78
                                                           ---------         ------
Outstanding at December 31, 2000.......................      820,715          12.94
  Granted..............................................      444,250          17.37
  Exercised............................................     (113,834)         12.68
  Cancelled............................................      (74,317)         14.76
                                                           ---------         ------
Outstanding at December 31, 2001.......................    1,076,814         $14.67
                                                           =========         ======

     The fair value of options granted in 2001, 2000 and 1999 was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our stock options have characteristics significantly different from

                           WESTCORP AND SUBSIDIARIES
those traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing model does not necessarily provide a reliable single measure of the fair value of our employee stock options.

                                                               DECEMBER 31,
                                                  ---------------------------------------
                                                   2001          2000            1999
                                                  -------    ------------    ------------
Risk-free interest rate.........................      4.7%            4.8%            6.6%
Volatility factor...............................     0.40            0.39            0.51
Expected option life............................  7 years    5 to 7 years    5 to 7 years

     The weighted average fair value of options granted during 2001, 2000, and 1999 was $8.70, $8.28 and $7.76, respectively.

     We elected to follow Accounting Principles Board Opinion No. 25, also known as APB No. 25, and related Interpretations in accounting for our employee stock options. Under APB No. 25, the exercise price of our employee stock options equals the market price of the underlying stock on the date of grant and, therefore, no compensation expense is recognized. Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, also known as SFAS No. 123, and has been determined as if we had accounted for our employee stock options under the fair value method of that statement. Pro forma net income and diluted earnings per share for the respective periods were as follows:

                                                        FOR THE YEAR ENDED DECEMBER 31,
                                                        --------------------------------
                                                          2001        2000        1999
                                                        --------    --------    --------
                                                             (DOLLARS IN THOUSANDS,
                                                           EXCEPT PER SHARE AMOUNTS)
Pro forma net income..................................  $54,890     $74,126     $52,243
Per diluted share.....................................  $  1.59     $  2.51     $  1.97

     The difference between our pro forma net income and diluted earnings per share and our reported net income and earnings per share is immaterial.

NOTE 19 -- DIVIDENDS

     We paid cash dividends of $0.43, $0.30 and $0.20 per share for the years ended December 31, 2001, 2000 and 1999, respectively. On December 18, 2001, we declared a cash dividend of $0.11 per share for shareholders of record as of February 6, 2002, with a payable date of February 20, 2002. There are no restrictions on the payment of dividends by Westcorp.

     Our wholly owned subsidiary, the Bank, is restricted by regulation and by the indenture relating to the subordinated debentures as to the amount of funds which can be transferred to us in the form of dividends. Under the most restrictive of these terms, on December 31, 2001, the Bank's restricted shareholder's equity totaled $336 million with a maximum dividend of $136 million.

     The Bank must notify the Office of Thrift Supervision, also known as the OTS, of its intent to declare cash dividends thirty days before declaration and may not make a loan to us for any purpose to the extent we engage in any activities not permitted for a bank holding company.

                           WESTCORP AND SUBSIDIARIES

NOTE 20 -- INCOME TAXES

     Income tax expense consisted of the following:

                                                      FOR THE YEAR ENDED DECEMBER 31,
                                                      -------------------------------
                                                        2001        2000       1999
                                                      --------    --------    -------
                                                          (DOLLARS IN THOUSANDS)
CURRENT
  Federal...........................................  $ 72,922    $ 66,384    $30,162
  State.............................................    13,296      10,896      6,696
                                                      --------    --------    -------
                                                        86,218      77,280     36,858
DEFERRED:
  Federal...........................................   (37,153)    (20,336)     2,384
  State.............................................    (7,379)      1,363      3,764
                                                      --------    --------    -------
                                                       (44,532)    (18,973)     6,148
                                                      --------    --------    -------
                                                      $ 41,686    $ 58,307    $43,006
                                                      ========    ========    =======

     A reconciliation of total tax provisions and the amounts computed by applying the statutory federal income tax rate of 35% to income before taxes is as follows:

                                                        FOR THE YEAR ENDED DECEMBER 31,
                                                        --------------------------------
                                                          2001        2000        1999
                                                        --------    --------    --------
                                                             (DOLLARS IN THOUSANDS)
Tax at statutory rate.................................  $37,701     $50,570     $34,467
State tax (net of federal tax benefit)................    3,846       7,968       6,799
Other.................................................      139        (231)      1,740
                                                        -------     -------     -------
                                                        $41,686     $58,307     $43,006
                                                        =======     =======     =======

     Deferred taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Amounts previously reported as current and deferred income tax expense have been reclassified. Such changes to the components of the expense occur because all tax alternatives available to us are not known for a number of months subsequent to year end.

                           WESTCORP AND SUBSIDIARIES

     Significant components of our deferred tax assets and liabilities were as follows:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
DEFERRED TAX ASSETS:
Reserves for credit losses..................................  $ 59,858     $ 34,892
State tax deferred benefit..................................     6,547        8,026
Deferred compensation accrual...............................     4,091        3,655
Tax basis difference -- marketable securities and
  derivatives...............................................    40,023       10,018
Accelerated depreciation for tax purposes...................                     90
Loan fee income.............................................        94
Other, net..................................................     4,786        1,392
                                                              --------     --------
          Total deferred tax assets.........................   115,399       58,073
DEFERRED TAX LIABILITIES:
Loan fee income deferred for tax purposes...................                   (404)
FHLB dividends..............................................    (6,765)      (6,046)
Accelerated depreciation for tax purposes...................      (570)      (1,296)
Loan costs..................................................    (1,087)      (1,123)
Deferred taxes on unrealized gains..........................   (10,341)     (10,156)
Asset securitization income recognized for book purposes....   (10,973)     (31,189)
Tax basis difference -- automobile lease....................    (1,069)
Other, net..................................................   (14,938)     (12,736)
                                                              --------     --------
          Total deferred tax liabilities....................   (45,743)     (62,950)
                                                              --------     --------
          Net deferred tax assets (liabilities).............  $ 69,656     $ (4,877)
                                                              ========     ========

NOTE 21 -- EXTRAORDINARY ITEM

     For the years ended December 31, 2001, 2000 and 1999, we acquired $1.5 million, $10.1 million, and $41.9 million of our subordinated debentures and subsequently retired these debentures. As a result of these early retirements, we recorded extraordinary gains, net of tax, of $16 thousand, $0.2 million, and $2.1 million for the years ended December 31, 2001, 2000 and 1999, respectively.

                           WESTCORP AND SUBSIDIARIES

NOTE 22 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

     The estimated fair values of our financial instruments were as follows:

                                                                DECEMBER 31,
                                            ----------------------------------------------------
                                                      2001                        2000
                                            ------------------------    ------------------------
                                             CARRYING        FAIR        CARRYING        FAIR
                                             AMOUNTS        VALUE        AMOUNTS        VALUE
                                            ----------    ----------    ----------    ----------
                                                           (DOLLARS IN THOUSANDS)
FINANCIAL ASSETS:
  Cash and cash equivalents...............  $   69,327    $   69,327    $   62,263    $   62,263
  Other short-term investments............      35,000        35,000        66,500        66,500
  Investment securities and MBS...........   2,102,736     2,102,736     2,241,182     2,241,182
  Loans receivable (including held for
     sale)................................   7,533,150     8,245,735     4,924,053     5,291,474
  Retained interest in securitized
     assets...............................      37,392        37,392       111,558       111,558
  Financial instrument agreements held for
     purposes other than trading:
     Interest rate swaps..................     (95,984)      (95,984)      (28,711)      (28,711)
     Interest rate options, floors and
       caps...............................                                   4,278         4,278
     Forward agreements...................
     Euro-dollar swap agreements..........
FINANCIAL LIABILITIES:
  Deposits................................   2,329,326     2,339,154     2,478,487     2,480,853
  Securities sold under agreements to
     repurchase...........................     155,190       155,237       178,821       181,819
  Short-term borrowings...................      25,068        25,075        27,802        27,802
  Notes payable on automobile secured
     financing............................   5,886,227     6,026,564     3,473,377     3,552,053
  Federal Home Loan Bank advances.........     543,417       543,580       409,570       416,437
  Amounts held on behalf of trustee.......     280,496       280,496       494,858       494,858
  Subordinated debentures.................     147,714       144,760       189,962       193,147

NOTE 23 -- FINANCIAL INSTRUMENT AGREEMENTS

     Our portfolio of such agreements consisted of the following:

                                                                 DECEMBER 31, 2001
                                                              ------------------------
                                                               NOTIONAL       CREDIT
                                                                AMOUNT       EXPOSURE
                                                              ----------    ----------
                                                               (DOLLARS IN THOUSANDS)
Interest rate swaps.........................................  $2,608,500
Interest rate caps..........................................
Euro-dollar swap agreements.................................   1,850,000
                                                              ----------
                                                              $4,458,500
                                                              ==========

                           WESTCORP AND SUBSIDIARIES

                                                                DECEMBER 31, 2000
                                                              ----------------------
                                                               NOTIONAL      CREDIT
                                                                AMOUNT      EXPOSURE
                                                              ----------    --------
                                                              (DOLLARS IN THOUSANDS)
Interest rate swaps.........................................  $  674,500
Interest rate caps..........................................     500,000     $4,278
Euro-dollar swap agreements.................................     795,000
                                                              ----------     ------
                                                              $1,969,500     $4,278
                                                              ==========     ======

     Our interest rate swap agreements are with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional amount and a specified index. We pay a fixed interest rate and receive a floating interest rate on all of our interest rate swap agreements. At December 31, 2001 and 2000, the terms of our interest rate swaps were to pay a weighted average fixed rate of 5.5% and 6.6% in each year and to receive a weighted average variable rate of 2.3% and 6.7%, respectively, with expiration dates ranging from 2002 to 2011 and collateral requirements generally ranging from 3% to 4%. Variable interest rates may change in the future.

     There were no interest rate cap agreements outstanding on December 31, 2001. The interest rate cap agreements outstanding of December 31, 2000 had strike rates ranging from 6.0% to 8.0% with expiration dates ranging from 2001 to 2008.

     Notional amounts do not represent amounts exchanged by parties and, thus, are not a measure of our exposure to loss through our use of these agreements. The amounts exchanged are determined by reference to the notional amounts and the other terms of the agreements.

     The current credit exposure under these agreements is limited to the fair value of the agreements with a positive fair value at the reporting date. Master netting agreements are arranged or collateral is obtained through physical delivery of, or rights to, securities to minimize our exposure to credit losses in the event of nonperformance by counterparties to financial instruments. We use only highly rated counterparties and further reduce our risk by avoiding any material concentration with a single counterparty.

     For the year ended December 31, 2001, the unrealized loss on hedges was $75.0 million, net of taxes of $52.2 million. Of the $75.0 million, $3.4 million relates to forecasted secured financing transactions. We amortized $15.6 million, net of tax, into earnings which is included in interest expense on the Consolidated Statements of Income. The amount recognized in earnings due to ineffectiveness was immaterial. We estimate that we will reclassify into earnings during the next twelve months approximately $19 million to $28 million of the unrealized loss on these instruments that was recorded in accumulated other comprehensive income (loss) as of December 31, 2001.

                           WESTCORP AND SUBSIDIARIES

NOTE 24 -- EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                      --------------------------------------------------
                                                           2001              2000              1999
                                                      --------------    --------------    --------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BASIC:
Net income..........................................   $    55,690       $    74,743       $    52,626
Average basic common shares outstanding.............    34,277,856        29,494,497        26,503,796
Net income per common share -- basic................   $      1.62       $      2.54       $      1.99

DILUTED:
Net income..........................................   $    55,690       $    74,743       $    52,626
Average basic common shares outstanding.............    34,277,856        29,494,497        26,503,796
Stock option adjustment.............................       207,271            31,180             1,332
Average diluted common shares outstanding...........    34,485,127        29,525,677        26,505,128
Net income per common share -- diluted..............   $      1.61       $      2.53       $      1.99

     Options to purchase 26,000, 12,700, and 525,319 share of common stock at prices ranging from $15.25 to $18.69 per share were outstanding at December 31, 2001, 2000, and 1999, respectively, but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares and therefore, the effect would be antidilutive.

NOTE 25 -- REGULATORY CAPITAL

     At December 31, 2001 and 2000, the OTS categorized the Bank as "well capitalized." To be categorized as "well capitalized," the Bank must maintain minimum capital ratios as set forth in the table below. The Bank's capital is subject to review by federal regulators for the components, amounts, risk weighting classifications and other factors. There are no conditions or events since December 31, 2001 that we believe have changed the Bank's category.

                           WESTCORP AND SUBSIDIARIES

     The following table summarizes the Bank's actual capital and required capital as of December 31, 2001 and 2000:

                                                                           TIER 1
                                                 TANGIBLE      CORE      RISK-BASED    RISK-BASED
                                                 CAPITAL     CAPITAL      CAPITAL       CAPITAL
                                                 --------    --------    ----------    ----------
                                                              (DOLLARS IN THOUSANDS)
DECEMBER 31, 2001
Actual Capital:
  Amount.......................................  $602,491    $602,491     $602,491      $841,144
  Capital ratio................................      7.29%       7.29%        8.49%        11.86%
FIRREA minimum required capital:
  Amount.......................................  $123,957    $247,915          N/A      $567,523
  Capital ratio................................      1.50%       3.00%         N/A          8.00%
  Excess.......................................  $478,534    $354,576          N/A      $273,621
FDICIA well capitalized required capital:
  Amount.......................................       N/A    $413,192     $425,642      $709,404
  Capital ratio................................       N/A        5.00%        6.00%        10.00%
  Excess.......................................       N/A    $189,299     $176,849      $131,741

DECEMBER 31, 2000
Actual Capital:
  Amount.......................................  $533,571    $533,571     $533,571      $780,317
  Capital ratio................................      8.03%       8.03%        8.32%        12.16%
FIRREA minimum required capital:
  Amount.......................................  $ 99,664    $199,327          N/A      $513,242
  Capital ratio................................      1.50%       3.00%         N/A          8.00%
  Excess.......................................  $433,907    $334,244          N/A      $267,075
FDICIA well capitalized required capital:
  Amount.......................................       N/A    $332,212     $384,931      $641,552
  Capital ratio................................       N/A        5.00%        6.00%        10.00%
  Excess.......................................       N/A    $201,359     $148,640      $138,765

     The following table reconciles the Bank's equity to the Bank's tangible, core and risk-based capital:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Bank shareholder's equity -- GAAP basis.....................  $472,132     $462,226
  Add: net unrealized losses................................    52,214       14,816
  Add: minority interest in equity of subsidiaries..........    78,261       56,644
  Less: non-permissible activities..........................      (116)        (115)
                                                              --------     --------
Total tangible and core capital.............................   602,491      533,571
Adjustments for risk-based capital:
  Subordinated debentures(1)................................   149,554      166,497
  General loan valuation allowance(2).......................    89,099       80,249
                                                              --------     --------
Risk-based capital..........................................  $841,144     $780,317
                                                              ========     ========

---------------
(1) Excludes capitalized discounts and issue costs.

(2) Limited to 1.25% of risk-weighted assets.

                           WESTCORP AND SUBSIDIARIES

NOTE 26 -- WESTCORP (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                       STATEMENTS OF FINANCIAL CONDITION

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
ASSETS
  Cash......................................................  $ 11,245     $  4,964
  Investment in subsidiaries................................   563,514      505,293
  Other.....................................................     3,414        1,476
                                                              --------     --------
          Total assets......................................  $578,173     $511,733
                                                              ========     ========
LIABILITIES
  Other liabilities.........................................  $ 23,579     $ 26,068
                                                              --------     --------
          Total liabilities.................................    23,579       26,068
Shareholders' equity........................................   554,594      485,665
                                                              --------     --------
          Total liabilities and shareholders' equity........  $578,173     $511,733
                                                              ========     ========

                              STATEMENTS OF INCOME

                                                        FOR THE YEAR ENDED DECEMBER 31,
                                                        --------------------------------
                                                          2001        2000        1999
                                                        --------    --------    --------
                                                             (DOLLARS IN THOUSANDS)
INCOME:
Dividends from subsidiaries...........................  $60,100     $ 3,500     $12,000
                                                        -------     -------     -------
          Total income................................   60,100       3,500      12,000
EXPENSE:
Net interest expense..................................      620       1,328         470
Net noninterest expenses..............................    3,536       2,341       2,085
                                                        -------     -------     -------
          Total expense...............................    4,156       3,669       2,555
Income before income taxes and equity in net income of
  subsidiaries........................................   55,944        (169)      9,445
Income tax benefit....................................   (1,623)     (1,507)       (780)
                                                        -------     -------     -------
Income before equity in net income of subsidiaries....   57,567       1,338      10,225
Equity in undistributed net income of subsidiaries....   10,860      71,902      42,401
                                                        -------     -------     -------
Net income............................................  $68,427     $73,240     $52,626
                                                        =======     =======     =======

                           WESTCORP AND SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS

                                                     FOR THE YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       2001        2000        1999
                                                     --------    --------    --------
                                                          (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
Net income.........................................  $ 68,427    $ 73,240    $ 52,626
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization....................                    14
  Equity in undistributed net income of
     subsidiaries..................................   (10,860)    (71,902)    (42,401)
  Other, net.......................................    (2,127)      4,958      (2,026)
                                                     --------    --------    --------
NET CASH PROVIDED BY OPERATING ACTIVITIES..........    55,440       6,310       8,199
INVESTING ACTIVITIES
Infusion of capital to subsidiary..................   (94,000)    (69,848)       (533)
                                                     --------    --------    --------
NET CASH USED IN INVESTING ACTIVITIES..............   (94,000)    (69,848)       (533)
FINANCING ACTIVITIES
(Decrease) increase in short-term borrowings.......    (2,300)     19,800      (2,718)
Dividends paid.....................................   (15,000)     (9,045)     (5,299)
Issuance of common stock...........................    62,141      55,684
Other, net.........................................                    52       1,520
                                                     --------    --------    --------
NET CASH PROVIDED BY (USED IN) FINANCING
  ACTIVITIES.......................................    44,841      66,491      (6,497)
                                                     --------    --------    --------
INCREASE IN CASH AND CASH EQUIVALENTS..............     6,281       2,953       1,169
Cash and Cash equivalents at beginning of year.....     4,964       2,011         842
                                                     --------    --------    --------
CASH AND CASH EQUIVALENTS AT END OF YEAR...........  $ 11,245    $  4,964    $  2,011
                                                     ========    ========    ========

NOTE 27 -- SUBSEQUENT EVENT (UNAUDITED)

     On January 22, 2002, we filed a registration statement with the Securities and Exchange Commission, also known as the SEC to provide our shareholders an exclusive opportunity to purchase additional shares of stock through a rights offering. The registration statement has not yet become effective. The number of shares to be offered and the price per share has not yet been determined. Our Board of Directors will make this determination immediately prior to the time at which the registration statement becomes effective. We expect to raise approximately $50.0 million in new capital from this transaction. Ernest S. Rady, the Chairman of the Board of Directors of Westcorp, has informed us that he will exercise his rights and that he expects to also exercise his right to oversubscribe. Mr. Rady is the beneficial owner of approximately 68% of our common stock.

     On January 22, 2002, our 83% owned subsidiary, WFS Financial Inc, filed a registration statement with the SEC to provide its shareholders an exclusive opportunity to purchase additional shares of stock through a rights offering. The registration statement for this offering has not yet become effective. The number of shares to be offered and the price per share has not yet been determined. The Board of Directors will make this determination immediately prior to the time at which the registration statement becomes effective. The Board of Directors of the Bank has informed us that they intend to exercise the Bank's basic subscription right and expect to exercise its oversubscription right as part of this offering. WFS expects that this transaction will provide approximately $110 million in new capital.

                           WESTCORP AND SUBSIDIARIES

     On January 31, 2002, we issued $775 million of notes secured by automobile contracts through a private placement. The private placement was through a conduit facility established in January 2002.

NOTE 28 -- QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of unaudited quarterly results of operations for the years ended December 31, 2001 and 2000. Certain quarterly amounts have been adjusted to conform with the year-end presentation.

                                                          FOR THE THREE MONTHS ENDED
                                              ---------------------------------------------------
                                              MARCH 31    JUNE 30     SEPTEMBER 30    DECEMBER 31
                                              --------    --------    ------------    -----------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
2001
Interest income.............................  $212,667    $235,600      $253,041       $261,319
Interest expense............................   119,427     126,650       125,398        120,469
                                              --------    --------      --------       --------
Net interest income.........................    93,240     108,950       127,643        140,850
Provision for credit losses.................    26,982      39,640        60,501         69,854
Noninterest income..........................    30,468      26,472         8,326         13,617
Noninterest expense.........................    61,325      62,957        59,880         60,709
                                              --------    --------      --------       --------
Income before income taxes..................    35,401      32,825        15,588         23,904
Income taxes................................    14,333      12,515         6,119          8,708
                                              --------    --------      --------       --------
Income before minority interest.............    21,068      20,310         9,469         15,196
Minority interest in earnings of
  subsidiaries..............................     3,360       3,421         1,255          2,333
                                              --------    --------      --------       --------
Income before extraordinary item............    17,708      16,889         8,214         12,863
Extraordinary gain from extinguishment of
  debt, net of tax..........................         8           8
                                              --------    --------      --------       --------
Net income..................................  $ 17,716    $ 16,897      $  8,214       $ 12,863
                                              ========    ========      ========       ========
Net income per common share -- basic........  $   0.55    $   0.50      $   0.23       $   0.36
                                              ========    ========      ========       ========
Net income per common share -- diluted......  $   0.55    $   0.50      $   0.23       $   0.36
                                              ========    ========      ========       ========

2000
Interest income.............................  $100,889    $126,041      $164,655       $192,236
Interest expense............................    50,112      66,533        90,895        106,114
                                              --------    --------      --------       --------
Net interest income.........................    50,777      59,508        73,760         86,122
Provision for credit losses.................    11,945      15,246        24,906         30,036
Noninterest income..........................    55,781      45,738        41,179         34,945
Noninterest expense.........................    55,997      56,029        53,891         55,274
                                              --------    --------      --------       --------
Income before income taxes..................    38,616      33,971        36,142         35,757
Income taxes................................    16,148      13,541        14,911         13,532
                                              --------    --------      --------       --------
Income before minority interest.............    22,468      20,430        21,231         22,225
Minority interest in earnings of
  subsidiaries..............................     2,627       2,873         3,082          3,270
                                              --------    --------      --------       --------
Income before extraordinary item............    19,841      17,557        18,149         18,955
Extraordinary gain from extinguishment of
  debt, net of tax..........................       158          61            16              6
                                              --------    --------      --------       --------
Net income..................................  $ 19,999    $ 17,618      $ 18,165       $ 18,961
                                              ========    ========      ========       ========
Net income per common share -- basic........  $   0.75    $   0.64      $   0.57       $   0.59
                                              ========    ========      ========       ========
Net income per common share -- diluted......  $   0.75    $   0.64      $   0.57       $   0.59
                                              ========    ========      ========       ========